Exhibit 10.2

Execution copy

MASTER AGREEMENT

between

ATOS ORIGIN S.A.

and

NYSE EURONEXT

Dated July 11, 2008

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS		4

ARTICLE 2 - CARVE OUT		5

2.1	Business Contribution	5

2.2	Sale of the AEMS Belgium Shares	5

2.3	Coexis License	5

2.4	Sale of the AI 16 Shares	6

ARTICLE 3 - AEMS SALE		6

ARTICLE 4 - CARVE OUT-RELATED AGREEMENTS		7

4.1	Clearing and Settlement Matters	7

4.2	Aramis Operations	8

4.3	Oracle Licenses	9

4.4	Guarantees	9

4.5	Haussmann Lease	9

4.6	Network	10

4.7	Connectivity Services	11

4.8	Hosting Services	11

4.9	Transition Services	11

4.10	Insurance	11

4.11	Right to use and sub-license IPR	12

ARTICLE 5 - PREFERRED SUPPLIER		12

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE PARTIES		13

6.1	General	13

6.2	Representations and Warranties	13

ARTICLE 7 - CONDITIONS PRECEDENT		13

ARTICLE 8 - OTHER COVENANTS AND AGREEMENTS OF THE PARTIES		14

8.1	Affirmative Pre-Closing Covenants	14

8.2	Negative Pre-Closing Covenants	14

8.3	Conduct of business prior to Closing	14

8.4	Updating the Ancillary Agreements	14

8.5	Change of name	15

ARTICLE 9 - CLOSING		15

9.1	Date and place of Closing	15

9.2	Closing Actions and Deliveries	15

ARTICLE 10 - NON COMPETE – NON SOLICITATION		18

10.1	Non-compete	18

10.2	Non-solicitation of Key Employees	19

ARTICLE 11 - PERFORMANCE OF ANCILLARY AGREEMENTS		19

ARTICLE 12 - INDEMNIFICATION		20

ARTICLE 13 - TERMINATION		21

ARTICLE 14 - PUBLIC ANNOUNCEMENT		21

ARTICLE 15 - CONFIDENTIALITY		22

15.1	Confidential information	22

15.2	Use of Confidential Information	22

15.3	Permitted disclosure	22

15.4	Duration of obligations	23

ARTICLE 16 - GENERAL PROVISIONS		23

16.1	Conflict of Terms	23

16.2	Notices	23

16.3	Binding Effect - Assignment	24

16.4	Exhibits and Schedules	24

16.5	Entire Agreement	24

16.6	Amendment	24

16.7	Severability	24

16.8	No Waiver of Rights	24

16.9	No Third-Party Rights	25

16.10	Closing	25

16.11	Costs	25

16.12	Formalities	25

16.13	Governing Law - Disputes	25

MASTER AGREEMENT

This Agreement is entered into on July 11, 2008

BETWEEN:

1.	ATOS ORIGIN S.A. (société anonyme à directoire et conseil de surveillance), a limited liability company incorporated under the laws of France whose registered office is at Tour les Miroirs – Bâtiment C, 18, avenue d’Alsace, 92926 Paris la Défense 92400 Courbevoie, France and registered with the Commerce and Company Registry under No. 323 623 603 RCS Nanterre (“Atos Origin”);

AND:

2.	NYSE EURONEXT, a company incorporated under the laws of Delaware, United States of America whose registered office is at 11 Wall Street, New York, New York 10005, United States of America (“NYSE Euronext”).

Atos Origin and NYSE Euronext are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	ATOS EURONEXT MARKET SOLUTIONS HOLDING S.A.S. is a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France whose registered office is at 6/8 Boulevard Haussmann, 75009 Paris, France and registered with the Commerce and Company Registry under No. 481 915 700 RCS Paris (“AEMS”).

(B)	AEMS and its subsidiaries (the “AEMS Group”) are the world’s largest provider of IT solutions for exchanges, clearing houses, banks and intermediaries. The AEMS Group services the various parts of the transaction chain of exchange operations from front office, asset management and brokerage platforms, middle office and trade processing to back office, clearing and settlement.

(C)	The share capital of AEMS is held in equal portion by Atos Origin (directly and through subsidiaries) and (through subsidiaries) by Euronext N.V., a public limited liability company incorporated under the laws of the Netherlands whose registered office is at Beursplein 5 (1012 JW) Amsterdam, The Netherlands (“Euronext N.V.”).

(D)	On July 22, 2005, Atos Origin and Euronext N.V. entered into a shareholders’ agreement for purposes of regulating the management of AEMS, their relationship with each other and certain aspects of the affairs of, and their dealings with, AEMS (the “Shareholders Agreement”).

(E)	Subsequent to the acquisition by NYSE Euronext of the control of Euronext N.V. in April 2007, Atos Origin and NYSE Euronext commenced discussions with respect to AEMS and entered into a memorandum of understanding on December 11, 2007 (the “MOU”), which records their mutual understanding and intent concerning the proposed reorganization of the activities of the AEMS Group and their ownership of AEMS (the “Transaction”).

(F)	On January 16, 2008, the Parties agreed to implement, during an interim period starting as of January 1, 2008, a governance mechanism designed to foster the coordinated management by the Parties of the businesses operated by the AEMS Group in order to protect the value thereof pending a final agreement on and, the completion of, the Transaction (the “AEMS Interim Period Governance Rules”).

(G)	The Parties have performed and completed the information and consultation of the relevant employee representative bodies of the Parties and the AEMS Group, as were required prior to the date hereof in relation to the Transaction.

(H)	On December 27, 2007, Atos Origin incorporated Atos Investissement 16, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France whose registered office is at 18 avenue d’Alsace, 92400 Courbevoie, France and registered with the Commerce and Company Registry under No. 501 710 719 RCS Nanterre (“AI 16”), and on April 15, 2008, AEMS France acquired all the shares of AI 16.

(I)	The purpose of this Agreement is to set out the general terms and conditions of the Transaction, as agreed between the Parties.

(J)	As part of the Transaction, and in accordance with the terms and conditions of this Agreement, the Parties agree that:

-	the Transferred Businesses and the Diamis Shares shall be contributed by AEMS France to AI 16 through an apport partiel d’actif soumis au régime des scissions (the “Business Contribution”), the AEMS Belgium Shares shall be transferred to AW, and then the AI 16 Shares shall be transferred to AW (the “Carve Out”); and

-	subject to completion of the Carve Out, Atos Origin, AO Intégration and AO Infogérance shall sell all their shares in AEMS (representing 50% of the share capital of AEMS) (the “AEMS Shares”) to Euronext (the “AEMS Sale”).

(K)	On June 24, 2008, AEMS France and AI 16 entered into a business contribution agreement (which was amended on June 25, 2008) setting out the terms and conditions of the Business Contribution (the “Business Contribution Agreement”), a copy of which is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and intending to be legally bound hereby, the Parties hereby agree as follows.

ARTICLE 1 - DEFINITIONS

Capitalized terms used in this Agreement but not otherwise defined shall have the meaning specified in Schedule 1, which meaning shall apply in both the singular and plural form of the term defined.

ARTICLE 2 - CARVE OUT

2.1	Business Contribution

2.1.1	The Parties hereby agree that, on August 1, 2008, AEMS France shall contribute to AI 16 the Transferred Businesses and the Diamis Shares in accordance with the terms and conditions of the Business Contribution Agreement.

2.1.2	Regarding the Diamis Shares, AEMS France notified Steria and Diamis of its decision to contribute the Diamis Shares to AI 16, in accordance with the provisions of article 6.1.1 of the Avenant au Protocole d’accord dated June 30, 2000 and the provisions of article 11.3 of the articles of association of Diamis. On June 23, 2008, AEMS France obtained Steria’s consent to the contribution of the Diamis Shares to AI 16, and on June 24, 2008, the board of directors of Diamis approved such contribution.

2.1.3	Should any contract listed in Schedule 2 (the “Material Contracts”) not be transferred to AI 16 on or prior to the Closing Date, the Parties agree that AEMS France and AI 16 shall enter into appropriate back-to-back arrangements to ensure that the relevant customers will continue to benefit from the relevant services in accordance with the terms of any such non-transferred Material Contract. Such back-to-back arrangements will remain in force for the entire duration of any such non-transferred Material Contract and will provide, inter alia, that (i) AI 16 will perform the relevant services on behalf of AEMS France and (ii) AEMS France will transfer all revenues generated under such non-transferred Material Contract to AI 16.

2.1.4	Should the back-to-back arrangements mentioned in Article 2.1.3 not be possible with respect to any of the Material Contracts, including due to objections raised by the relevant customer, NYSE Euronext shall indemnify Atos Origin (or AI 16, at the option of Atos Origin) (i) for the absence of transfer of such Material Contract in compliance with the methods set out in Article 9.2 of the Business Contribution Agreement and (ii) for all direct costs actually incurred by AI 16 in relation to employees costs of AI 16 dedicated to the performance of the non-transferred Material Contract, it being specified that the indemnification provided for under sub-clause (ii) shall in any event not exceed (x) EUR 1.5 million per non-transferred Material Contract and (y) EUR 3 million in the aggregate.

2.1.5	The Parties agree that all employees on secondment from Euronext N.V. to AEMS France as of the Closing Date shall remain with AEMS France following the Closing and shall not be transferred to AI 16 or AW.

2.2	Sale of the AEMS Belgium Shares

2.2.1	The Parties hereby agree that, on the Closing Date, AEMS France and Atos Euronext Connect shall sell, and AWB shall purchase, the AEMS Belgium Shares in accordance with the terms and conditions of a sale and purchase agreement substantially in the form attached as Exhibit B (the “AEMS Belgium SPA”).

2.2.2	The consideration for the sale of the AEMS Belgium Shares shall be the sum of EUR 1 million (the “AEMS Belgium Consideration”).

2.3	Coexis License

2.3.1

On June 18, 2008, AW and Coexis signed a Heads of Agreement pursuant to which Coexis agreed, subject to contract, to grant AW certain development rights, marketing rights and royalty sharing arrangement in relation to certain Coexis products (as further described in the Heads of Agreement), in exchange for AEMS LTD (i) terminating the option to acquire the entire share capital of Coexis, as set out in the Agreement to Subscribe for Shares in and Option to Purchase the Entire Issued Capital of Coexis Limited, dated March 1, 2006 and (ii) selling to the majority shareholders of Coexis the Coexis Shares for a price of £2,055,000.

2.3.2	The Parties hereby agree that AEMS LTD shall execute appropriate documents necessary to make effective the transactions referred to in Article 2.3.1 (i) and (ii) above, either:

(a)	simultaneously with the execution of a final license agreement by Coexis and AW; or

(b)	at any time upon request of Atos Origin, provided the latter waives the Condition Precedent set forth in Article 7.1(c).

2.4	Sale of the AI 16 Shares

2.4.1	Subject to completion of the Business Contribution, the Parties hereby agree that, on August 1, 2008, AEMS France shall sell, and AW shall purchase, the AI 16 Shares in accordance with the terms and conditions of a sale and purchase agreement substantially in the form attached as Exhibit C (the “AI 16 SPA”).

2.4.2	The consideration for the sale of the AI 16 Shares (the “AI 16 Consideration”) shall be paid on the Closing Date and shall be equal to an amount of EUR 13,040,000. Upon determination of the final net value of the Business Contribution in accordance with the terms and conditions of the Business Contribution Agreement, the AI 16 Consideration shall be increased by the positive difference, if any, between (i) the final net value of the Business Contribution, as determined in accordance with the Business Contribution Agreement, and (ii) EUR 13,000,000 (the “AI 16 Price Complement”). As applicable, the AI 16 Price Complement shall be determined and paid to AEMS France in accordance with the terms set out in Schedule 3.

ARTICLE 3 - AEMS SALE

3.1	Subject to completion of the Carve Out in accordance with the terms and conditions of Article 2 above, the Parties hereby agree that, on the Closing Date, Atos Origin, AO Intégration and AO Infogérance shall sell, and Euronext shall purchase, the AEMS Shares in accordance with the terms and conditions of a sale and purchase agreement substantially in the form attached as Exhibit D (the “AEMS SPA”).

3.2	The consideration for the sale of the AEMS Shares shall be the sum of EUR 282 million, plus or minus, as applicable, the Price Adjustment, as defined below (the “AEMS Consideration”).

3.3	The “Price Adjustment” shall be equal to:

(a)	the (i) Retention Premium Amount, plus (ii) the amount of any dividend or other distribution paid or made by AEMS to Atos Origin, AO Infogérance and AO Intégration in 2008 prior to the Closing, plus (iii) 60% of the net cash position of Diamis as at December 31, 2007, plus (iv) 100% of the net cash position of AEMS Belgium as at December 31, 2007;

(b)	plus the absolute value of the Net Cash of the Transferred Businesses (if a negative amount); or

(c)	minus the absolute value of the Net Cash of the Transferred Businesses (if a positive amount);

where “Net Cash of the Transferred Businesses” means the net result of the Transferred Businesses for the period from January 1, 2008 through the Closing Date, adjusted for any depreciation and amortization expenses, change in working capital requirements and capital expenditures, it being understood, for the avoidance of doubt, that the costs of the retention premiums paid or payable to employees of the AEMS Group in connection with the Transaction, as recorded in the accounts of the Transferred Businesses, shall not be taken into account.

3.4	If the Price Adjustment is a positive amount, the AEMS Consideration shall be equal to EUR 282 million minus the Price Adjustment.

3.5	If the Price Adjustment is a negative amount, the AEMS Consideration shall be equal to EUR 282 million plus the absolute value of the Price Adjustment.

3.6	On Closing, NYSE Euronext shall cause Euronext to pay to Atos Origin, AO Intégration and AO Infogérance, in the proportions set out in Schedule 7, the estimated amount of the AEMS Consideration, as notified by Atos Origin to NYSE Euronext at least five (5) Business Days before the Closing Date (the “Estimated AEMS Consideration”). The AEMS Consideration shall be determined in accordance with the terms set out in Schedule 4.

3.7	The Parties agree that upon completion of the AEMS Sale, the Shareholders Agreement shall terminate immediately, in accordance with the provisions of article 24(b) and (d) thereof.

ARTICLE 4 - CARVE OUT-RELATED AGREEMENTS

4.1	Clearing and Settlement Matters

General

4.1.1	The Atos Origin Group will be the Preferred Supplier (as defined in Article 5 below) of the NYSE Euronext Group for clearing and settlement IT Services for a period of three (3) years following the Closing. For example, if NYSE Euronext acquires a vertically integrated exchange and the clearing system of such exchange needs to be updated or replaced, the Atos Origin Group will be the Preferred Supplier.

4.1.2	NYSE Euronext will be free to develop or change its own clearing and settlement capabilities or systems in-house as it sees fit for all its businesses. However, if NYSE Euronext or any member of the NYSE Euronext Group intends to outsource the maintenance, the support or the run of such IT Services to an external provider, the Atos Origin Group will be the Preferred Supplier.

4.1.3	With respect to the international sales to third parties for the front to back solution (i.e., including trading and clearing solutions), if a member of the NYSE Euronext Group intends to license its trading system, the Atos Origin Group will be the Preferred Supplier of the clearing and settlement IT Services (if such IT Services are requested by the customer and so long as the Atos Origin Group solution meets the requirements of the customer). The IT Services delivered by the Atos Origin Group will be based on the C21 IPR or any new product developed by the Atos Origin Group.

TRS/CPS

4.1.4	Atos Origin acknowledges that none of the contracts relating to TRS/CPS shall be transferred from AEMS LTD to AW on the Closing. Accordingly, NYSE Euronext acknowledges and agrees that AEMS (or any of its Affiliates) shall purchase from AW a UCS license for an amount of EUR [ ]* million, which shall be paid on the Closing Date.

4.1.5	NYSE Euronext shall be free to develop TRS/CPS as it sees fit for its own group purposes. However, NYSE Euronext shall not market TRS/CPS to third parties (other than LCH Clearnet and ICE) as a standalone solution, but only in connection with other IT Services. If a member of the NYSE Euronext Group intends to provide a third party with a derivative clearing and settlement solution, the Atos Origin Group will be the Preferred Supplier of such IT Services, save in the event the NYSE Euronext Group enters into a Strategic Partnership with such third party. For the purposes of this Article 4.1.5, “Strategic Partnership” shall mean an arrangement with a third party pursuant to which (i) NYSE Euronext acquires at least 5% of the share capital and voting rights of such third party, and (ii) such third party operates or will operate a trading platform provided by NYSE Euronext.

C21

4.1.6	As soon as possible after the date hereof and in any event before Closing, NYSE Euronext shall cause Euronext Paris to transfer to AW the C21 IPR in accordance with the terms and conditions of a transfer agreement substantially in the form attached as Exhibit E (the “C21 Transfer Agreement”).

4.1.7	NYSE Euronext shall cause the sublicense contract between Euronext Paris and LCH Clearnet SA dated January 30, 2001 (the “2001 Sublicense”) to be transferred to AW.

4.1.8	NYSE Euronext shall cause the sublicense contract between Euronext Paris and LCH.Clearnet Limited dated December 22, 2003 (the “2003 Sublicense”, together with the 2001 Sublicense, the “LCH Sublicenses”) to be transferred to AW.

4.1.9	From the date of such transfers, AW will charge LCH Clearnet SA and LCH.Clearnet Limited a fee that shall not exceed the fee currently charged by NYSE Euronext under the LCH Sublicenses, i.e. EUR [ ]* million for LCH Clearnet SA and EUR 0 for LCH.Clearnet Limited, it being understood that (i) LCH.Clearnet Limited has to date not used any of the services provided for under the 2003 Sublicense and (ii) if LCH.Clearnet Limited were to use such services in the future, AW will charge fees for such services in accordance with the terms of the 2003 Sublicense.

4.1.10	From the effective date of the transfer of the C21 IPR until December 31, 2009, Atos Origin will provide to NYSE Euronext, semi-annually, a report listing the markets that use clearing services based on C21 and the prospects of additional markets that may use clearing services based on C21.

4.2	Aramis Operations

As from Closing, all costs related to the development and operation of Aramis (as set out in schedule 2 to the Aramis License and Services Agreement) shall be invoiced by AEMS Belgium to NYSE Euronext for so long as Aramis is used by it (directly or through its clients), it being understood that NYSE Euronext shall be free to cease using Aramis at any time without any early termination cost or other penalty, subject to three (3) months’ prior notice. The License Agreement for Aramis shall be substantially in the form attached as Exhibit F (the “Aramis License and Services Agreement”).

*	We have requested that the omitted information be accorded confidential treatment and have filed such information separately with the SEC.

4.3	Oracle Licenses

4.3.1	AEMS LTD has entered into an IT license agreement dated May 9, 2007 with Oracle (the “Oracle License”) for use of software by the AEMS Group, including the Transferred Businesses, AEMS Belgium and Diamis. The Parties hereby acknowledge that under the Oracle License:

-	AEMS LTD has to date paid to Oracle license fees in an amount of £3,000,000 covering the purchase of the licenses; and

-	maintenance fees are paid to Oracle on a yearly basis (i.e., £740,000 from May 2007 to April 2008 and £755,000 from May 2008 to April 2009).

4.3.2	In light of the foregoing, NYSE Euronext shall use its best efforts to provide Atos Origin, not later than the Closing Date, with written confirmation from Oracle that (i) as from Closing, the benefit of the Oracle License shall be transferred (at no cost) to AI 16 (as far as the Transferred Businesses are concerned, and with the right to sublicense within the group) (ii) AEMS Belgium, Diamis and AI 16 shall continue to benefit from the Oracle License after the Closing (at no cost), and (iii) AEMS Belgium, Diamis and AI 16 will not pay any additional maintenance fees for the period comprised between the Closing and April 2009 with respect to licenses already deployed as at the Closing date.

4.3.3	Should NYSE Euronext fail to provide such written confirmation from Oracle on the Closing Date, NYSE Euronext shall fully indemnify AEMS Belgium, Diamis and/or AI 16, as applicable, for any and all costs incurred by any of them in connection with the purchase of licenses equivalent to those deployed pursuant to the Oracle License (including the corresponding maintenance fees), which are necessary to operate the activities of the Transferred Businesses (including Diamis) and that of AEMS Belgium, as such activities are currently carried out.

4.4	Guarantees

As from Closing, NYSE Euronext (or Euronext) shall be substituted for Atos Origin with respect to the parental guarantees listed in Schedule 5 attached hereto, and Atos Origin shall be released from any and all obligations in relation to such parental guarantees. NYSE Euronext hereby undertakes to fully indemnify and hold harmless Atos Origin from and against any and all Losses suffered or incurred by Atos Origin and/or its Affiliates, directors, officers and employees, and/or the directors, officers and employees of such Affiliates, after the Closing in relation to such parental guarantees, to the extent that such Losses result from facts or circumstances the origin of which is subsequent to the Closing Date.

4.5	Haussmann Lease

4.5.1	The Parties hereby agree that the current lease dated April 20, 2001 (as amended on June 6, 2002 and June 6, 2008) between AEMS France and Société Immobilière Privat for the premises located at 6/8 Boulevard Haussmann in Paris (the “Haussmann Lease”) shall remain with AEMS France.

4.5.2	As from the Closing, Atos Origin shall:

(a)	sub-lease from AEMS France 50% of the total surface area of the Haussmann Lease premises (taking into account the “mètres carrés utiles”), for a rental price per square meter equal to 75% of the Total Housing Cost per square meter (excluding VAT); and

(b)	have the option to sub-lease all or part of the remaining 50% of the total surface area (if such surface area is unoccupied and available for lease) for a rental price per square meter equal to 50% of the Total Housing Cost per square meter (excluding VAT).

For the purposes of this Article, the “Total Housing Cost” shall be the actual rental cost (including maintenance costs and all other charges, as described in Schedule 6) under the Haussmann Lease.

4.5.3	The Parties shall cause AEMS France to use its best efforts to obtain, as soon as possible and in any event no later than the Closing, the consent of the landlord of the Haussmann Lease to the sublease referred to in Article 4.5.2, it being specified that such consent should not be subject to any amendments to the current terms and conditions of the Haussmann Lease. Subject to the obtaining of the above consent, Atos Origin and AEMS France shall on the Closing Date enter into a sublease agreement in the form attached as Exhibit G (the “Haussmann Sublease”).

4.5.4	The Parties hereby agree that the provisions of the Haussmann Sublease shall be given retroactive effect as from the date hereof, irrespective of the date of the Closing and of the consent referred to in Article 4.5.3 above. Accordingly, NYSE Euronext shall pay to Atos Origin on Closing a sum corresponding to the result of the following formula, it being understood that such formula shall be applied on a monthly basis for the period from the date hereof until Closing so as to take into account the monthly variations of the surface occupied by Atos Origin (the “Haussmann Payment”):

(	THC	x 37.5%) + [(SOAO x	THC	) x 50%] x NM
	12		12

Where:

“THC” means “Total Housing Cost”;

“SOAO” means the surface occupied by Atos Origin out of the remaining 50% of the total surface area referred to in Article 4.5.2(b) above; and

“NM” means the number of months elapsed from the date hereof until Closing, it being understood that for any period of less than one month, the result shall be adjusted prorata temporis.

For the avoidance of doubt, the Haussmann Payment shall be the total sum of the monthly calculated amounts for the period from the date hereof until Closing.

4.6	Network

4.6.1	NYSE Euronext shall continue to provide network services, as defined in the context of the AEMS Connect business, to Atos Origin in connection with the existing Atos Origin contract with LCH.Clearnet dated June 30, 2005 until the termination of such contract, at a current price of EUR [ ]* per year. In particular, NYSE Euronext agrees to fully comply with the terms and conditions of schedule 8 of the aforementioned contract and any amendment to it.

*	We have requested that the omitted information be accorded confidential treatment and have filed such information separately with the SEC.

4.6.2	Should LCH.Clearnet replace the network covered by such contract with a new network provided by NYSE Euronext, NYSE Euronext hereby undertakes to provide network services in relation thereto at market rates, in order to facilitate back-to-back arrangements on mutually acceptable terms between NYSE Euronext, Atos Origin and LCH.Clearnet.

4.7	Connectivity Services

4.7.1	AEMS and AW shall at Closing enter into a source code license agreement (the “HUB/CAP/MAP License Agreement”) pursuant to which AEMS shall grant AW a non-exclusive, non-transferable and personal license to use, correct and compile the versions of the source codes of HUB, CAP and MAP actually used by LCH Clearnet under the agreement signed by LCH Clearnet SA and AO Infogérance on June 17, 2005 (the “NFA”).

4.7.2	The HUB/CAP/MAP License Agreement shall:

-	be granted in consideration for the payment by AW to AEMS of EUR 120,000 excluding taxes at the signing date of the HUB/CAP/MAP License Agreement;

-	provide that the source codes of HUB, CAP and MAP shall be provided on an “AS IS” basis;

-	include customary representations and warranties regarding infringement; and

-	be granted for the duration and for the sole purpose of enabling AO Infogérance to meet its obligations under the NFA.

4.8	Hosting Services

4.8.1	The current intra-group hosting services agreement between the AEMS Group and AO Infogérance dated July 22, 2005, as amended pursuant to an agreement to be reached by the Parties prior to the Closing (the “Hosting Amendment”), shall remain in full force and effect after the Closing. The Hosting Amendment shall give effect to the Transaction as a whole and its effect on the scope of services provided under the hosting services agreement, and shall relate principally to the following aspects: term (until December 31, 2010, with renewal and notice periods to be decided), termination rights and consequences, and fees.

4.9	Transition Services

4.9.1	As from the Closing, the Atos Origin Group shall provide the AEMS Group, and NYSE Euronext shall cause the AEMS Group to provide entities of the Atos Origin Group, with certain interim support services (and notably, finance, legal, HR and procurement matters) and operational services as currently provided and at current costs, including inter alia the use of certain intellectual property rights to the extent that such intellectual property rights are used for the sole purposes of the support services rendered). The main terms and conditions of the transition services are set out in Exhibit H (the “Transition Services”).

4.10	Insurance

4.10.1	At the latest as from the Closing Date, the AEMS Group shall no longer benefit from Atos Origin group insurance policies and shall instead benefit from NYSE Euronext group insurance policies and/or its own insurance policies.

4.10.2	The Parties acknowledge that since April 1, 2008, the activities of the AEMS Group, other than the Transferred Businesses, Diamis and AEMS Belgium have been covered by NYSE Euronext’s group insurance policies.

4.11	Right to use and sub-license IPR

Where required, and to the extent not otherwise contemplated in this Agreement or the Ancillary Agreements, the Atos Origin Group will give the AEMS Group, and NYSE Euronext shall cause the AEMS Group to give the entities of the Atos Origin Group, as from Closing, a non-exclusive right to use and to sub-license within their respective groups and to customers, the intellectual property rights owned by each of them that are strictly necessary to carry out their respective businesses, as such businesses were conducted in the ordinary course by the AEMS Group through the date hereof, and consistent with past practice within the AEMS Group (i.e., for the avoidance of doubt, the businesses covered by the preceding sentence with respect to Atos Origin are limited to Transferred Businesses). Unless otherwise agreed in good faith between the Parties, the rights granted under this Article 4.11 will be at no cost. If in view of the nature and/or scope of the rights granted under this Article 4.11, the Parties, acting in good faith, agree that a consideration should be paid by the party benefiting from the license, such consideration will be in line with market price. This license shall include the right to create improvements and derivative works, and the right to use such improvements and derivative works, with ownership of such improvements and derivative works to belong to the beneficiary of the license, with a royalty-free right to use for the other party. The licenses referred to above shall be granted for a duration equal to the duration of the protection of the intellectual property rights. The party who has granted a license undertakes to use its reasonable endeavors to maintain the licensed intellectual property rights in force.

ARTICLE 5 - PREFERRED SUPPLIER

5.1	For a period of three (3) years following the Closing, Atos Origin Group shall be the Preferred Supplier of the NYSE Euronext Group for IT Services. For the avoidance of doubt, in the event of a conflict between the provisions of Articles 4.1.1 through 4.1.3 and this Article 5.1, the provisions of Articles 4.1.1 through 4.1.3 shall prevail with respect to clearing and settlement matters.

5.2	For the purposes of this Agreement “Preferred Supplier” shall mean the following: if NYSE Euronext or any member of the NYSE Euronext Group decides to sub-contract IT Services, NYSE Euronext shall look solely to the Atos Origin Group to be the supplier of such IT Services, provided, however, that if the offer made by Atos Origin does not match the request from NYSE Euronext in terms of conditions, quality of services and/or costs, NYSE Euronext may ask a third party to make an offer to supply such IT Services. If NYSE Euronext receives a more favorable offer in terms of conditions, quality of service and/or costs, NYSE Euronext shall be free to retain the services of the third party if Atos Origin is unable to make a comparable offer to NYSE Euronext, within a period of ten (10) Business Days following the receipt of notice from NYSE Euronext specifying the features of the third party offer which NYSE Euronext assessed to be more competitive.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE PARTIES

6.1	General

Atos Origin and NYSE Euronext make to each other the representations and warranties set out in this Article 6 (the “Representations and Warranties”) on the date hereof and on the Closing Date.

6.2	Representations and Warranties

6.2.1	Each Party is a legal entity having the corporate form specified in this Agreement, duly organized and incorporated, validly existing and is not subject to any reorganization, liquidation, insolvency or other similar proceedings under the laws of its jurisdiction of incorporation.

6.2.2	Each Party has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2.3	Each Person signing this Agreement on behalf of a Party has all requisite power and authority to execute this Agreement and bind such Party as contemplated herein.

6.2.4	All actions necessary to authorize the execution and performance of this Agreement and the completion of the Transaction have been duly and validly taken.

6.2.5	Assuming the due authorization and execution by the other Party, this Agreement constitutes a legal, valid and binding obligation of each Party, enforceable against it in accordance with its terms.

6.2.6	The execution and performance of this Agreement and the completion of the Transaction by each Party, do not and will not breach or constitute a default under (i) any provision of its memorandum or articles of association (statuts) or equivalent constitutional documents, (ii) any laws applicable to it, (iii) any agreement or instrument to which it is a party or by which it is bound, except to the extent that such breach or default would not reasonably be expected to prevent such Party from completing the Transaction or performing its obligations hereunder.

ARTICLE 7 - CONDITIONS PRECEDENT

7.1	Subject to Article 7.2 below, Closing shall be subject to the satisfaction of the following conditions precedent (conditions suspensives) (the “Conditions Precedent”):

(a)	approval of the transactions contemplated under this Agreement or deemed approval, being obtained from the French Minister of Economy pursuant to Article L. 430-5 of the French Commercial Code;

(b)	all required notifications having been made, all required decisions of non-objection having been obtained from the College of Euronext Regulators on such terms as are acceptable to NYSE Euronext and, to the extent such approvals have an impact on Atos Origin, to Atos Origin, and all requirements imposed pursuant to these approvals having been fulfilled;

(c)	execution of a license agreement between Coexis and AW, in accordance with the provisions of Article 2.3.2 above; and

(d)	to the extent required, approval of the AEMS Belgium SPA, the AI 16 SPA, the AEMS SPA, the Haussmann Sublease and the Hosting Amendment by the Supervisory Board of AEMS.

7.2	Notwithstanding Article 7.1 above, Atos Origin may unilaterally decide to waive the Condition Precedent set forth in Article 7.1 (c) above.

7.3	The Parties shall comply with Article 8.1 in relation to the satisfaction of the Conditions Precedent.

ARTICLE 8 - OTHER COVENANTS AND AGREEMENTS OF THE PARTIES

8.1	Affirmative Pre-Closing Covenants

Prior to the Closing:

(a)	each Party shall use its best efforts to satisfy the Conditions Precedent set forth in Article 7;

(b)	the Parties shall procure that reports of the commissaire à la scission are prepared in relation to the Business Contribution Agreement; and

(c)	each Party shall take or cause to be taken any and all actions appropriate to cause the occurrence of the Closing and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

8.2	Negative Pre-Closing Covenants

Except with the prior consent of the other Party or as otherwise contemplated by this Agreement or the AEMS Interim Period Governance Rules, between the date hereof and the Closing, neither Party shall:

(a)	take any action inconsistent with its obligations under this Agreement or the Business Contribution Agreement, or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement, unless and to the extent required by law or any regulatory or governmental body to which the relevant Party is subject;

(b)	do anything that would materially adversely affect the business of the AEMS Group, the Transferred Businesses or be inconsistent with accomplishing the purposes of and the transactions contemplated by this Agreement or the Ancillary Agreements; or

(c)	agree to do any of the foregoing.

8.3	Conduct of business prior to Closing

The Parties hereby confirm that the AEMS Interim Period Governance Rules shall continue to apply from the date hereof until Closing.

8.4	Updating the Ancillary Agreements

The Parties agree that, between the date hereof and Closing, it may be necessary to update and/or complete certain of the Ancillary Agreements and the Parties agree to negotiate in good faith with respect to any such updating.

8.5	Change of name

8.5.1	At the latest as from the Closing, NYSE Euronext shall procure that AEMS and all members of the AEMS Group (i) change their names to remove any reference to Atos Origin and shall promptly register such changes of name with the relevant authorities, and (ii) do not use any name, trademark, logo or domain name including the terms “Atos”, “Atos Origin”, “AEMS”, or the fish logo.

8.5.2	Notwithstanding the foregoing, members of the AEMS Group and members of the Atos Origin Group shall be entitled to use the “AEMS” name and trademark until December 31, 2008 for purposes of informing their current customers and contractual partners, as well as public authorities, of their change of name pursuant to this Article 8.5.

8.5.3	The Parties agree that, as from the Closing, AI 16 will change its name to “Atos Worldline Financial Markets” and that the Atos Origin Group will be entitled to use the terms “Market Solutions” as part of any trade name, trademark, logo or domain name.

ARTICLE 9 - CLOSING

9.1	Date and place of Closing

9.1.1	Provided that no Party has elected to terminate this Agreement pursuant to Article 13, and save as otherwise provided in this Agreement, completion of the Carve Out and the AEMS Sale shall take place (on the same date, to the extent reasonably possible) at the offices of Cleary Gottlieb Steen & Hamilton LLP located at 12 rue de Tilsitt, 75008 Paris - France within ten (10) Business Days of satisfaction of the Conditions Precedent set forth in Article 7.1, or at such other place and/or on such other date as the Parties may agree in writing, not being earlier than August 1, 2008, or later than September 30, 2008 (the “Closing”, the date of which being the “Closing Date”). Upon Closing (or as otherwise specified), the Parties shall perform the actions set out in this Article 9.

9.1.2	The Parties agree that the transactions described in Article 2 (Carve Out) and Article 3 (AEMS Sale) are intended to constitute and be treated as one transaction. The failure to complete any such transaction will invalidate all of the transactions described in Article 2 and 3 and the Parties hereby agree to take all necessary steps, including the voting of their shares, to unwind as promptly as reasonably practicable, and in any event no later than October 31, 2008, any such transaction as may have been completed. The unwinding of the transactions described in Articles 2 and 3 shall be without prejudice to any rights, obligations or liabilities of any Party which have accrued or arisen prior to such unwinding.

9.2	Closing Actions and Deliveries

9.2.1	On Closing, the Parties shall cause AEMS and/or the other entities of the AEMS Group (as applicable) to deliver to Atos Origin:

(a)	a certified copy of the resolutions of the Supervisory Board and Management Board of AEMS approving the Transaction;

(b)	a certified copy of the decision of the shareholders of AEMS changing the company’s name in accordance with the provisions of Article 8.5.1 hereof (subject to completion of the Closing);

(c)	a certified copy of the decision of the shareholder of AEMS LTD changing the company’s name in accordance with the provisions of Article 8.5.1 hereof (subject to completion of the Closing);

(d)	a certified copy of the decision of the sole shareholder of AEMS France (x) approving the Business Contribution, and (y), subject to completion of the Closing, changing the company’s name in accordance with the provisions of Article 8.5.1 hereof;

(e)	a certified copy of the decision of the sole shareholder of AI 16 (x) approving the Business Contribution and (y) subject to completion of the Closing, changing the company’s name to “Atos Worldline Financial Markets” and appointing Mr. Christophe Duquenne as Président;

(f)	a certified copy of the decision of the board of directors of AEMS Belgium approving the transfer of the AEMS Belgium Shares to AWB (subject to completion of the Closing);

(g)	a certified copy of the minutes of meetings of the employee representative bodies of the AEMS Group in connection with the Transaction;

(h)	a certified copy of the reports of the statutory appraiser (commissaire à la scission) prepared in connection with the transactions referred to in the Business Contribution Agreement;

(i)	duly executed share transfer forms (or equivalent document) providing for the transfer of the ownership of the AEMS Belgium Shares from AEMS France and Atos Euronext Connect to AWB, together with certified copies of the share transfer register (or equivalent document) and the shareholders’ accounts (or equivalent document) of AEMS Belgium reflecting such transfers;

(j)	a duly executed share transfer form (ordre de mouvement) providing for the transfer of the ownership of the Diamis Shares from AEMS France to AI 16, together with certified copies of the share transfer register (registre des mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of Diamis reflecting such transfer;

(k)	a duly executed share transfer form (or equivalent document) providing for the transfer of the ownership of one (1) share of Atos Euronext Connect from AEMS Belgium to AEMS France, together with certified copies of the share transfer register (or equivalent document) and the shareholders’ accounts (or equivalent document) of Atos Euronext Connect reflecting such transfer; and

(l)	a duly executed share transfer form (ordre de mouvement) providing for the transfer of the ownership of the AI 16 Shares from AEMS France to AW, together with certified copies of the share transfer register (registre des mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of AI 16 reflecting such transfer.

9.2.2	On Closing, NYSE Euronext shall deliver, or cause to be delivered, to Atos Origin:

(a)	evidence of the due fulfillment of the conditions set out in Article 7 for which NYSE Euronext is responsible;

(b)	a certified copy of the resolutions of the Board of Directors of NYSE Euronext approving the Transaction;

(c)	evidence of payment of the Estimated AEMS Consideration to Atos Origin, AO Infogérance and AO Intégration in the proportions set out in Schedule 7 by wire transfer of immediately available funds to such bank accounts as shall have been notified in writing by Atos Origin to NYSE Euronext not less than five (5) Business Days prior to the Closing, free and clear of deduction or withholding for or on account of any Tax;

(d)	evidence of payment of the Haussmann Payment and of the amount set out in Article 4.1.4 by wire transfer of immediately available funds to such bank account(s) as shall have been notified in writing by Atos Origin to NYSE Euronext not less than five (5) Business Days prior to the Closing, free and clear of deduction or withholding for or on account of any Tax;

(e)	copy of the resignation letter of Ms. Corinne Fornara from her position as director of AEMS Belgium, effective on the Closing Date;

(f)	copy of the resignation letter of Ms. Corinne Fornara from her position as director of Diamis, effective on the Closing Date; and

9.2.3	On Closing, Atos Origin shall deliver, or cause to be delivered, to NYSE Euronext:

(a)	evidence of the due fulfillment of the conditions set out in Article 7 for which Atos Origin is responsible;

(b)	a certified copy of the minutes of meeting of the employee representative bodies of AW in connection with the Transaction;

(c)	a certified copy of the resolutions of the sole shareholder of Atos Wordline France S.A.S. and of the board of directors of Atos Wordline S.A. N.V. approving the Transaction;

(d)	copies of unconditional resignation letters, effective on the Closing Date, from the members of Managing and Supervisory boards of AEMS and from all other corporate officers and managers of each entity of the AEMS Group who were appointed by the Atos Origin Group;

(e)	duly executed share transfer forms (ordres de mouvement) providing for the transfer of the ownership of the AEMS Shares from Atos Origin, AO Infogérance and AO Intégration to Euronext, together with certified copies of the share transfer register (registre des mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of AEMS reflecting such transfers; and

(f)	evidence of payment by AW (i) to AEMS France of the AI 16 Consideration and (ii) to AEMS France and Atos Euronext Connect of the AEMS Belgium Consideration in the proportions set out in Schedule 8 by wire transfer of immediately available funds to such bank accounts as shall have been notified in writing by NYSE Euronext to Atos Origin not less than five (5) Business Days prior to the Closing, free and clear of deduction or withholding for or on account of any tax.

9.2.4	On or prior to the Closing, the Parties shall enter into, or shall cause the relevant entities of the NYSE Euronext Group, the Atos Origin Group and/or the AEMS Group to enter into, the following agreements:

(a)	the AEMS Belgium SPA;

(b)	the AI 16 SPA;

(c)	the AEMS SPA;

(d)	the C21 Transfer Agreement;

(e)	the Aramis License and Services Agreement;

(f)	the Haussmann Sublease;

(g)	the HUB/CAP/MAP License Agreement; and

(h)	the Hosting Amendment.

9.2.5	On Closing or on August 1, 2008, as applicable, the Parties shall notify, or cause the notification to, AEMS and AI 16 of the AEMS Sale and of the sale of the AI 16 Shares, respectively, so as to register the transfers of ownership of the AEMS Shares and the AI 16 Shares in the share transfer registers (“registre des mouvements de titres”) and the shareholder accounts (“comptes d’actionnaires”) of these two companies.

9.2.6	In addition to the matters referred to in Articles 9.2.1 through 9.2.5 above, the Parties shall, and shall cause their Affiliates to, do all such things and take all such steps, including without limitation the execution and delivery of documents, as are reasonably necessary in order to satisfy all of the Parties’ respective obligations on Closing.

9.2.7	Intra-group Arrangements

(a)	At the latest at Closing, all intra-group accounts between (i) any member of the AEMS Group and (ii) any member of the Atos Origin Group, whether payables or receivables, to the extent outstanding at such time, shall be paid in full or otherwise satisfied in full by the relevant party.

(b)	Except as otherwise provided in this Agreement, on or before Closing, all intra-group agreements between (i) any member of the AEMS Group and (ii) any member of the Atos Origin Group shall be terminated without penalty. Notwithstanding the foregoing, the current intra-group hosting services agreement between the AEMS Group and AO Infogérance dated July 22, 2005, as it shall be amended by the Hosting Amendment, shall remain in full force and effect after the Closing, in accordance with the provisions of Article 4.8.

ARTICLE 10 - NON COMPETE – NON SOLICITATION

10.1	Non-compete

10.1.1

Atos Origin hereby agrees (and shall cause the members of the Atos Origin Group) not to offer Exchange IT Services to Persons outside of the Atos Origin Group other than NYSE Euronext for a period of three (3) years from the Closing. The foregoing shall not apply to (i) the members/divisions of the Atos Origin Group (other than AEMS) which already provide, directly or indirectly, Exchange IT Services as at the date hereof, and which are listed in Schedule 9 attached hereto, (ii) any business that is acquired by the Atos Origin Group and which offers Exchange IT Services as an incidental part of its business (i.e. representing no more than 20% of its revenues at the time of its acquisition by the Atos Origin Group), (iii) Aramis and (iv) the Italian company currently being acquired by AW, the name of which Atos Origin shall communicate promptly to NYSE Euronext upon completion of the acquisition.

10.1.2	NYSE Euronext hereby agrees (and shall cause the members the NYSE Euronext Group) not to offer IT Services relating to the “back-office” and payment systems and securities clearing and settlement (“CM/CS IT Services”) to Persons outside the NYSE Euronext Group for a period of three (3) years from the Closing. The foregoing shall not apply to (i) the members/divisions of the NYSE Euronext Group which already provide, directly or indirectly, CM/CS IT Services as at the date hereof, and which are listed in Schedule 10 attached hereto and (ii) any business offering CM/CS IT Services as an incidental part of its business (i.e. representing no more than 20% of its revenues) that is acquired by the NYSE Euronext Group.

NYSE Euronext will not compete with Atos Origin with respect to the customers of the clearing and settlement business forming part of the Transferred Businesses.

10.2	Non-solicitation of Key Employees

10.2.1	Each of Atos Origin and NYSE Euronext hereby agrees that, for a period of 24 months after the Closing, it will not (subject to customary exceptions (public advertisement, secondment, etc.)), solicit for employment or hire any officer, director or employee of the other Party’s Group whose gross annual remuneration is equal to or exceeds EUR 100,000.

10.2.2	NYSE Euronext agrees to cause, for a period of 24 months after the Closing, the AEMS Group (subject to customary exceptions (public advertisement, secondment, etc.) not to solicit for employment or hire any officer, director or employee of the Atos Origin Group whose gross annual remuneration is equal to or exceeds EUR 100,000.

10.2.3	Each of Atos Origin and NYSE Euronext hereby agrees that, for a period of 24 months after the Closing, it will not (subject to customary exceptions (public advertisement, secondment, etc.)), solicit for employment or hire any officer, director or employee of any other Party’s Group who has been involved in the negotiation of the Transaction and whose gross annual remuneration is equal to or exceeds EUR 100,000.

ARTICLE 11 - PERFORMANCE OF ANCILLARY AGREEMENTS

11.1	As from the date of signature of this Agreement up to the Closing Date, the Parties shall take all necessary steps in order to guarantee the performance by the entities of the AEMS Group of their obligations under this Agreement, the Business Contribution Agreement, and to the extent required, under the other Ancillary Agreements.

11.2	NYSE Euronext hereby guarantees the performance by:

(a)	Euronext of its obligations under the AEMS SPA;

(b)	AEMS France of its obligations under the Business Contribution Agreement, the AI 16 SPA, the AEMS Belgium SPA and the Haussmann Sublease;

(c)	As applicable, the obligations of its Affiliate(s) under this Agreement, the C21 Transfer Agreement, the Transition Services, and the HUB/CAP/MAP License Agreement; and

11.3	Atos Origin hereby guarantees the performance by:

(a)	AO Infogérance and AO Intégration of their respective obligations under the AEMS SPA; and

(b)	AW of its obligations under this Agreement, the AI 16 SPA, the AEMS Belgium SPA and the Transition Services.

ARTICLE 12 - INDEMNIFICATION

12.1	Except as otherwise provided herein to the contrary, each Party (the “Indemnifying Party”) hereby undertakes to indemnify and hold harmless the other Party (the “Indemnified Party”) from and against any and all Losses suffered or incurred by the Indemnified Party and/or its Affiliates, directors, officers and employees, and/or the directors, officers and employees of such Affiliates, arising out of or resulting from any breach by the Indemnifying Party or any of its Affiliates of the provisions of this Agreement, including the Representations and Warranties set out in Article 6 of this Agreement, or of the provisions of the Ancillary Agreements.

12.2	NYSE Euronext hereby undertakes to indemnify and hold harmless Atos Origin from and against any and all Losses suffered or incurred by Atos Origin and/or its Affiliates, directors, officers and employees, and/or the directors, officers and employees of such Affiliates, arising out of or resulting from the transfer of any Excluded Liabilities to AI 16.

12.3	Atos Origin hereby undertakes to indemnify and hold harmless NYSE Euronext from and against any and all Losses suffered or incurred by NYSE Euronext and/or its Affiliates (including AEMS and its respective Affiliates, as long as AEMS remains an Affiliate of NYSE Euronext), directors, officers and employees, and/or the directors, officers and employees of such Affiliates, arising out of or resulting from the transfer of any Excluded Assets to AI 16.

12.4	In respect of matters to be indemnified pursuant to Articles 12.1 through 12.3:

(a)	no individual claim, or series of claims relating to a common event, shall be made unless the amount of such claim or series of claims is at least EUR 100,000, in which case the amount payable if that claim or series of claims is successful shall be the amount in excess of EUR 100,000 only;

(b)	the maximum aggregate liability of either Party in respect of all claims for indemnification shall be EUR 100,000,000;

(c)	no claim shall be made after the second anniversary of Closing; and

(d)	no claim may be made which arises due to a change in laws or regulations occurring after Closing.

ARTICLE 13 - TERMINATION

13.1	Without prejudice to other rights and remedies, either NYSE Euronext or Atos Origin shall be entitled to terminate this Agreement with immediate effect by written notice to the other Party, at any time prior to Closing, if:

(a)	Closing has not occurred by September 30, 2008;

(b)	the other Party is in Material Breach of this Agreement and such breach has not, if capable of remedy, been remedied by the Party in breach within fifteen (15) Business Days of receipt of written notice identifying such breach, or ten (10) Business Days prior to the Closing Date, whichever is sooner;

(c)	the final and binding act, award, decree or decision of any court of competent jurisdiction or governmental, administrative, regulatory or other authority is likely to materially deprive any Party of the reasonably anticipated benefits of this Agreement. Any Party alleging such anticipated deprivation of benefit must, if requested by the other Party, obtain, and provide such other Party with, an opinion from a recognized independent expert of international standing which supports such an assessment; or

(d)	any event, circumstance, change or effect occurs that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the ability of the other Party to consummate the transactions contemplated by this Agreement. The foregoing shall not include any event, circumstance, change or effect resulting from (i) changes in general economic conditions or in general financial market conditions, (ii) war, terrorism or hostilities, (iii) general changes affecting the sector in which such Party operates, except those events or changes which affect the activities of such Party to a materially greater extent than they effect other entities operating in the same sector, (iv) the public announcement of the transactions contemplated by this Agreement, or (v) a Change of Control of Atos Origin.

13.2	If this Agreement is terminated in accordance with this Article 13, the Parties shall be relieved of all obligations under this Agreement other than Articles 15 and 16, which shall continue to bind the Parties, and other than Article 12 in respect of the period prior to termination.

ARTICLE 14 - PUBLIC ANNOUNCEMENT

14.1	The Parties shall agree on a joint press release to be issued on the Closing Date in connection with the Transaction.

14.2	No Party will make or cause to be made any other press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with third parties concerning the existence of this Agreement, its content or the subject matter hereof without the prior written consent of the other Party, except as may be otherwise required by law or regulation, by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with, or the rules of, any applicable securities exchange. The Parties shall cooperate as to the timing and contents of any such disclosure.

ARTICLE 15 - CONFIDENTIALITY

15.1	Confidential information

15.1.1	Each Party shall treat, and shall cause its respective Affiliates to treat, as confidential all non-public information of the other Party (“Confidential Information”) obtained as a result of negotiating and entering into this Agreement, which relates to:

(a)	the provisions of this Agreement;

(b)	the negotiations relating to the MOU, the AEMS Interim Governance Rules, this Agreement or the Ancillary Agreements; or

(c)	the NYSE Euronext Group, the AEMS Group, the Atos Origin Group or their respective businesses or assets.

15.1.2	For the avoidance of doubt, Confidential Information relating to the Transferred Businesses, AEMS Belgium, Diamis and Coexis shall be Confidential Information of Atos Origin.

15.2	Use of Confidential Information

Each	Party shall:

(a)	not disclose any Confidential Information to any Person, other than its Affiliates, directors, officers and employees, in each case, to the extent required to enable such Party or Affiliate to carry out its obligations under this Agreement or the Ancillary Agreements;

(b)	not use any such Confidential Information other than for the purposes of performing its obligations under this Agreement; and

(c)	procure that any person to whom such Confidential Information is disclosed by it complies with the restrictions set out in this Article 15 as if such Person were a party to this Agreement.

15.3	Permitted disclosure

15.3.1	Notwithstanding the provisions of Article 15.2, any Party may disclose any such Confidential Information:

(a)	if and to the extent required by law;

(b)	if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement for information has the force of law;

(c)	to its professional advisers, auditors and bankers;

(e)	if and to the extent required to assign or novate contracts to the NYSE Euronext Group or the Atos Origin Group; or

(d)	if and to the extent the information has come into the public domain through no fault of that Party.

15.3.2	If a Party is required, in circumstances contemplated by Article 15.3.1(b) above to disclose any Confidential Information such Party shall (save to the extent prohibited by law) give to the other Party such notice as is practical in the circumstances of such disclosure and shall co-operate with the other Party, having due regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

15.4	Duration of obligations

The restrictions contained in this Article 15 shall continue to apply to each Party without limit in time.

ARTICLE 16 - GENERAL PROVISIONS

16.1	Conflict of Terms

In the event of a conflict between this Agreement and any of the Ancillary Agreements as a result of inconsistency, ambiguity or any other conflict regarding interpretation, the provisions of this Agreement shall prevail.

16.2	Notices

All notices or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or sent by facsimile transmission (with confirmation received) or overnight express mail, postage prepaid, addressed as follows (or such other address as the Parties may designate from time to time in writing):

If to Atos Origin:

The President

Atos Origin

Tour Les Miroirs

18, Avenue d’Alsace

92926 Paris La Défense Cedex, France

Fax: +33 1 70 92 44 62

Copy to:

The General Counsel

Atos Origin

Tour Les Miroirs

18, Avenue d’Alsace

92926 Paris La Défense Cedex, France

Fax: +33 1 55 91 25 25

If to NYSE Euronext:

The President

NYSE Euronext

39 rue Cambon F 75039

Paris Cedex 01, France

Fax: +33 1 49 27 54 18

Copy to:

The General Counsel

NYSE Euronext

39 rue Cambon F 75039

Paris Cedex 01, France

Fax: +33 1 49 27 54 18

16.3	Binding Effect - Assignment

This Agreement and the Ancillary Agreements shall inure to the benefit of and be binding upon each of the parties hereto and thereto and their respective successors and permitted assigns, but neither this Agreement nor the Ancillary Agreements, or any of the rights, interests or obligations hereunder and thereunder shall be assigned or transferred (by operation of law or otherwise) by any party thereto without the prior written consent of the other party(ies), such consent not to be unreasonably withheld in the event of a proposed assignment or transfer to an Affiliate.

16.4	Exhibits and Schedules

The Exhibits and Schedules attached to this Agreement and the terms and conditions incorporated in such Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to “this Agreement” shall encompass such Exhibits and Schedules and the terms and conditions incorporated in such Exhibits and Schedules.

16.5	Entire Agreement

16.5.1	The terms and conditions contained in this Agreement constitute the entire agreement among the Parties relating to the subject matter of this Agreement and shall supersede all previous communications and agreements among the Parties with respect to the subject matter of this Agreement, including the MOU. For the avoidance of doubt, the AEMS Interim Period Governance Rules shall remain in force.

16.5.2	No Party has entered into this Agreement in reliance upon a representation, warranty or undertaking of the other Party (or any of its Affiliates) that is not expressly set out or referred to in this Agreement.

16.6	Amendment

This Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representative.

16.7	Severability

If any provision of this Agreement is held illegal or unenforceable in judicial proceedings, such provision shall be amended to give effect thereto to the greatest extent permitted by applicable law and, if such amendment is not permitted by applicable law, shall be severed from this Agreement and shall be inoperative, and the remainder of this Agreement shall remain binding on the Parties.

16.8	No Waiver of Rights

No failure or delay on the part of any Party in the exercise of any power or right under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

16.9	No Third-Party Rights

This Agreement shall not be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a party to this Agreement or the Ancillary Agreements except to the extent expressly provided herein or therein.

16.10	Closing

So far as it remains to be performed this Agreement shall continue in full force and effect after Closing.

16.11	Costs

Except as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

16.12	Formalities

The Parties undertake to carry out all the formalities required under any applicable law in order to give full effect to the provisions of this Agreement.

16.13	Governing Law - Disputes

16.13.1	This Agreement and the Ancillary Agreements shall be governed by, construed in accordance with and enforceable under the laws of France.

16.13.2	The Parties agree that the Paris Commercial Court shall have exclusive jurisdiction in relation to any dispute arising out of or in connection with this Agreement and/or the Ancillary Agreements.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in Paris as of the day and year first written above in two (2) original copies.

For Atos Origin	For NYSE Euronext

/s/ L. Doussot	/s/ Jean-François Théodore
By: Lourence Doussot	By: Jean-François Théodore

LIST OF SCHEDULES

LIST OF EXHIBITS

Exhibit A	Business Contribution Agreement

Exhibit B	Form of AEMS Belgium SPA

Exhibit C	Form of AI 16 SPA

Exhibit D	Form of AEMS SPA

Exhibit E	Form of C21 Transfer Agreement

Exhibit F	Form of Aramis License and Services Agreement

Exhibit G	Form of Haussmann Sublease

Exhibit H	Transition Services

NYSE Euronext agrees to furnish supplementally a copy of any of the foregoing exhibits or schedules to the SEC upon request.

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SCHEDULE 1

DEFINITIONS

“2001 Sublicense”	has the meaning set forth in Article 4.1.7.

“2003 Sublicense”	has the meaning set forth in Article 4.1.8.

“AEMS”	has the meaning set forth in recital (A).

“AEMS Belgium”	means AtosEuronext Belgium S.A., a limited liability company incorporated under the laws of Belgium whose registered office is at Palais de la Bourse – Place de la Bourse - B 1000 Brussels (Belgium) and registered with the enterprise number 0473.915.274.

“AEMS Belgium Consideration”	has the meaning set forth in Article 2.2.2.

“AEMS Belgium Shares”	means all the outstanding shares of AEMS Belgium.

“AEMS Belgium SPA	has the meaning set forth in Article 2.2.1.

“AEMS Consideration”	has the meaning set forth in Article 3.2.

“AEMS France”	means Atos Euronext Market Solutions S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France, whose registered office is at 6/8 Boulevard Haussmann, 75009 Paris (France) and registered with the Commerce and Company Registry under No. 425 100 294 RCS Paris.

“AEMS Group”	means AEMS and its Affiliates.

“AEMS Interim Period Governance Rules”	has the meaning set forth in recital (F).

“AEMS LTD”	means Atos Euronext Market Solutions Limited, a company registered in England under No. 03962327 whose registered office is at I Cousin Lane, London EC4R 3AA, United Kingdom.

“AEMS Sale”	has the meaning set forth in recital (J).

“AEMS Shares”	has the meaning set forth in recital (J).

“AEMS SPA”	has the meaning set forth in Article 3.1.

“Affiliate”	in relation to a Person means (i) any other Person that it, directly or indirectly through other Persons, Controls, (ii) any other Person that, directly or indirectly through other Persons, Controls the first mentioned Person, and (iii) any Person Controlled by a Person described in sub-clause (ii) of this definition.

“Agreement”	means this Master Agreement, its Schedules and Exhibits.

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“AI 16”	has the meaning set forth in recital (H).

“AI 16 Consideration”	has the meaning set forth in Article 2.4.2.

“AI 16 Price Complement”	has the meaning set forth in Article 2.4.2.

“AI 16 Shares”	means all the outstanding shares of AI 16 after completion of the Business Contribution (i.e., including those issued as remuneration for the Business Contribution).

“AI 16 SPA”	has the meaning set forth in Article 2.4.1.

“Ancillary Agreements”	means the Business Contribution Agreement, the AEMS Belgium SPA, the AI 16 SPA, the AEMS SPA, the C21 Transfer Agreement, the Aramis License and Services Agreement, the Haussmann Sublease, the HUB/CAP/MAP License Agreement, the Hosting Amendment and any other agreement that the Parties deem necessary to implement the Transaction.

“AO Infogérance”	means Atos Origin Infogérance, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France whose registered office is at Les Miroirs, 18 avenue d’Alsace, La Défense 3, 92400 Courbevoie, France and registered with the Commerce and Company Registry under No. 064 502 636 RCS Nanterre.

“AO Intégration”	means Atos Origin Intégration, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France whose registered office is at Les Miroirs, 18 avenue d’Alsace, La Défense 3, 92400 Courbevoie, France and registered with the Commerce and Company Registry under No. 408 024 719 RCS Nanterre.

“Aramis”	has the meaning set forth in the Aramis License and Services Agreement.

“Aramis License and Services Agreement”	has the meaning set forth in Article 4.2.

“Atos Euronext Connect”	means Atos Euronext Connect, a limited liability company (société anonyme) incorporated under the laws of Belgium whose registered office is at Palais de la Bourse, Place de la Bourse, 1000 Brussels, Belgium and registered with the enterprise number 0462.240.830.

“Atos Origin Group”	means Atos Origin and its Affiliates.

“AW”	means one or more companies of the Atos Origin Group which conduct the Atos Worldline business, as designated by Atos Origin and notified to NYSE Euronext at the latest five (5) Business Days prior to the Closing Date.

“AWB”	means Atos Worldline SA, a limited liability company (société anonyme) incorporated under the laws of Belgium whose registered office is at Chaussée de Haecht 1442, 11300 Brussels, Belgium and registered with the enterprise number 0418.547.872.

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“AWF”	means Atos Worldline, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France whose registered office is at Les Miroirs, 18 avenue d’Alsace, La Défense 3, 92400 Courbevoie, France and registered with the Commerce and Company Registry under No. 378 901 946 RCS Nanterre.

“Business Contribution”	has the meaning set forth in recital (J).

“Business Contribution Agreement”	has the meaning set forth in recital (K).

“Business Day”	means a day (not being a Saturday) on which banks are open for general banking business in Paris, France and in New York, NY, United States of America.

“Carve Out”	has the meaning set forth in recital (J).

“Change of Control of Atos Origin”	a Change of Control of Atos Origin shall occur where a person, acting alone or in concert: (A) acquires Control of Atos Origin where no person previously had Control of Atos Origin and such person intends to ensure that the activities and business of Atos Origin and its Management Board (Directoire) are conducted in accordance with its wishes; or (B) acquires the ability to appoint a majority of, or otherwise legally or contractually controls a majority of the votes exercisable by, members of the Management Board (Directoire) of Atos Origin where no person previously had such right.

“Closing”	has the meaning set forth in Article 9.1.1.

“Closing Date”	has the meaning set forth in Article 9.1.1.

“CM/CS IT Services”	has the meaning set forth in Article 10.1.2.

“Coexis”	means Coexis Limited, a company registered in England under the number 00816145 whose registered office is at I High Street, Rickmansworth, Hertfordshire, WD3 IET (United Kingdom).

“Coexis Shares”	means all the shares held by AEMS LTD in the share capital of Coexis as at Closing, representing on the date hereof 19.6% of such share capital.

“Conditions Precedent”	has the meaning set forth in Article 7.1.

“Confidential Information”	has the meaning set forth in Article 15.1.1.

“Control, Controlled or Controlling”	a Person shall be deemed to have Control of another Person if that Person possesses or is entitled to acquire the majority of the voting rights in that Person.

“C21”	has the meaning set forth in the C21 Transfer Agreement.

“C21 IPR”	has the meaning set forth in the C21 Transfer Agreement.

“C21 Transfer Agreement”	has the meaning set forth in Article 4.1.6.

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“Diamis”	means Diamis SA, a limited liability company (société anonyme) incorporated under the laws of France whose registered office is at 6/8 Boulevard Haussmann, 75009 Paris, and registered under No. 420 235 137 RCS Paris.

“Diamis Shares”	means all the shares held by AEMS France in the share capital of Diamis as at Closing, representing on the date hereof 60% of such share capital.

“Estimated AEMS Consideration”	has the meaning set forth in Article 3.6.

“Euronext”	means Euronext N.V. and/or one or more companies Controlled by Euronext N.V., as designated by NYSE Euronext and notified to Atos Origin at the latest five (5) Business Days prior to the Closing Date.

“Euronext N.V.”	has the meaning set forth in recital (C).

“Euronext Paris”	means Euronext Paris S.A., a limited liability company (société anonyme) incorporated under the laws of France whose registered office is at Palais de la Bourse, Place de la Bourse, 75002 Paris, France, and registered under No. 343 406 732 RCS Paris.

“Exchange IT Services”	means the creation, development, operation and maintenance of trading platforms (including the related connectivity services to clients of such trading platforms). For the avoidance of doubt, Exchange IT Services shall not include customer interfaces or banking or broker applications connected to any trading platform.

“Exhibit”	means an exhibit to this Agreement.

“Haussmann Lease”	has the meaning set forth in Article 4.5.1.

“Haussmann Payment”	has the meaning set forth in Article 4.5.4.

“Haussmann Sublease”	has the meaning set forth in Article 4.5.3.

“Hosting Amendment”	has the meaning set forth in Article 4.8.1.

“HUB/CAP/MAP License Agreement”	has the meaning set forth in Article 4.7.1.

“Indemnified Party”	has the meaning set forth in Article 12.1.

“Indemnifying Party”	has the meaning set forth in Article 12.1.

“IT Services”	means professional services relating to computer systems, including, inter alia, human resources, consulting, design, licensing, development, deployment of telecommunications equipment and resources, integration, testing, acceptance procedures, delivery, installation, hosting and the associated technical resources, operation, maintenance, assistance, monitoring, and incident handling, in each case, in relation to computer systems.

“LCH Sublicenses”	has the meaning set forth in Article 4.1.8.

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“Losses”	means any and all liabilities, damages, losses, costs and expenses, interest and penalties (including, without limitations, reasonable attorney’s and consultants’ fees and expenses) suffered or incurred by a Person, but excluding losses in revenues or business opportunities as well as any other form of consequential or reputational losses or damages (préjudice moral).

“Material Breach”	means a breach of this Agreement which has or is likely to have a serious adverse effect on the benefit which the Party not in breach would otherwise derive from the performance of this Agreement in accordance with its terms, and includes in relation to a Party an event of insolvency, bankruptcy, inability to pay debts when they fall due, composition with creditors or any analogous event.

“Material Contracts”	has the meaning set forth in Article 2.1.3.

“MOU”	has the meaning set forth in recital (E).

“NFA”	has the meaning set forth in Article 4.7.1.

“NYSE Euronext Group”	means NYSE Euronext and its Affiliates.

“Oracle License”	has the meaning set forth in Article 4.3.1.

“Person”	means any individual, company, firm, general or limited partnership, joint venture, corporation, association, trust, governmental body, agency or institution of a government, or any other organization or entity, public or private.

“Preferred Supplier”	has the meaning set forth in Article 5.2.

“Price Adjustment”	has the meaning set forth in Article 3.3.

“Representations and Warranties”	has the meaning set forth in Article 6.1.

“Retention Premium Amount”	means a sum corresponding to the costs of the retention premiums paid or payable to employees of the AEMS Group in connection with the Transaction, up to a maximum amount of EUR 1.35 million, as notified by NYSE Euronext to Atos Origin at least six (6) Business Days prior to the Closing Date.

“Schedule”	means a schedule to this Agreement.

“Shareholders Agreement”	has the meaning set forth in recital (D).

“Steria”	means Steria SA (société anonyme), a limited liability company incorporated under the laws of France whose registered office is at 12 rue Paul Dautier, 78140 Vélizy-Villacoublay, France, and registered with the Commerce and Company Registry under No. 309 256 105 RCS Versailles.

“Strategic Partnership”	has the meaning set forth in Article 4.1.5.

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“Taxation” or “Tax”	means any tax (including but not limited to income tax, transfer tax, VAT, stamp and registration duty, property tax and withholding tax), duty, as well as all social contributions (whether relating to social security, unemployment health insurance or retirement), taxes paid on behalf of employees, or other withholding whenever and by whatever authority imposed and whether of France or elsewhere, together with any interest, penalty or fine in connection with any taxation, and regardless of whether any such taxes, duties, rates, levies, charges, imposts, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to a member of the AEMS Group or any other Person and of whether any amount in respect of any of them is recoverable from any other person.

“Taxation Authority”	means any statutory, governmental, state, provincial, local governmental or municipal authority, body or official with responsibility in that capacity for Taxation.

“Total Housing Cost”	has the meaning set forth in Article 4.5.2.

“Transaction”	has the meaning set forth in recital (E).

“Transferred Assets”	means all of the fixed, movable and intangible assets listed in Annexe A-4 to the Business Contribution Agreement.

“Transferred Businesses”	means the capital market business and the clearing and settlement business of AEMS France, which shall include the clientèles attached to such businesses, the Transferred Assets, the Transferred Contracts, the Transferred IPR, the Working Capital Components and the Inventory and shall exclude, for the avoidance of doubt, all other assets (the “Excluded Assets”) and liabilities (the “Excluded Liabilities”) of AEMS France or any other company of the AEMS Group or the NYSE Euronext Group.

“Transferred Contracts”	means all the agreements and contracts relating to the Transferred Businesses, including those set out in Annexe A-5 to the Business Contribution Agreement; for the avoidance of doubt, the NSC Software and Development License Agreement dated June 5, 1997 between SBF and the CME and the Haussmann Lease are excluded from the Transferred Contracts.

“Transferred Employees”	means the employees listed in Annexe A-10 to the Business Contribution Agreement.

“Transferred IPR”	means all the intellectual property rights relating to the Transferred Businesses, a list of which is attached as Annexe A-6 to the Business Contribution Agreement.

“Transition Services”	has the meaning set forth in Article 4.9.1.

“TRS/CPS”	means the TRS/CPS software currently developed and manufactured by AEMS LTD.

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“VAT”	means value added tax imposed in any member state of the European Union pursuant to the Sixth European Council Directive on the harmonization of the laws of the member states relating to turnover taxes – common system of value added tax: uniform basis of assessment (Directive 77/338) and national legislation implementing or supplemental to that Directive and any other sales or turnover tax of a similar nature imposed in any country that is not a member of the European Union.

“Working Capital Components”	means the working capital components described in Annexe A-7 to the Business Contribution Agreement.

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